NMC Balance Sheet	Exhibit A-5

As of December 31	2001

ASSETS
Cash and Cash Equivalents	16,720,421
Accounts Receivable	26,114,002
Prepayments	4,232,427
Property, Plant, and Equipment	24,259,635
Less: Accumulated Depreciation on PP&E	(2,008,765)
Long Term Investments	1,002,699
70,320,419

LIABILITIES/EQUITY
Current Liabilities
Trade Payables	5,546,210
Other Payables	1,195,557
Compensation and Benefits	26,430,431
Current Liabilities	33,172,198

Non-Current Liabilities
Mortgage	1,937,233
Capital Lease	3,912,459
Asset Owner Deposit	20,900,000
Other Non-Current	1,002,699
27,752,391

Equity
WEC Equity Position	1,879,166
WPS Equity Position	1,879,166
Xcel Equity Position	1,879,166
Alliant Equity Position	1,879,166
CE Equity Position	1,879,166
9,395,830
70,320,419